EXHIBIT 10.39
RESTRICTED STOCK AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
2004 STOCK INCENTIVE PLAN
     THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) dated May 1, 2007, between Thermadyne Holdings Corporation (the “Company”), a Delaware corporation, and                                          (the “Grantee”), an officer or key employee of the Company or one of its subsidiary corporations (“Subsidiary Corporation”) within the meaning of Section 424(f) of the Code.
     RECITALS:
     WHEREAS, the Committee or the Board of Directors of the Company (“Board”) acting as the Committee (in either case, the “Committee”) has determined that the Grantee is one of the key personnel (officer, director, or key employee) of the Company or one of its Subsidiary Corporations, and
     WHEREAS, the Committee believes the goals and objectives of the Company’s 2004 Stock Incentive Plan (the “Plan”) will be furthered by granting to the Grantee shares of Common Stock (“Restricted Stock”) pursuant to the Plan.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Plan Agreement, the Company and the Grantee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit A. Capitalized terms used in this Agreement and not otherwise defined in the Agreement are defined in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Restricted Stock
     2.1 The Company hereby grants to the Grantee                      shares of Restricted Stock.
     2.2 Subject to the provisions of this Agreement, the Company shall issue and register on its books and records in the name of the Grantee a certificate(s) in the amount of the shares of Restricted Stock subject to this Agreement as set forth above. Each certificate shall bear a legend, substantially in the following form:
“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Thermadyne Holdings Corporation 2004 Stock Incentive Plan and in the associated Agreement. A copy of this Plan and such Agreement may be obtained from Thermadyne Holdings Corporation.”

The certificate(s) shall be retained by the Company (or its designee) until the time that all restrictions or conditions applicable to the shares of Restricted Stock have been satisfied or lapsed. The Grantee agrees to (i) deliver to the Company, as a precondition to the issuance of any certificate(s) with respect to Unvested Shares, one or more stock powers, endorsed in blank, with respect to such shares, (ii) sign such other powers, take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any Unvested Shares that are forfeited under this Agreement, and (ii) authorize the Company to cause such Unvested Shares to be cancelled or transferred in the event they are forfeited pursuant to this Agreement. “Unvested Shares” means shares of Common Stock which are subject to forfeiture under this Agreement. If Unvested Shares are held in book entry form, certificate(s) shall not be issued under this Section and the Grantee agrees that the Company may give stop transfer instructions to the depository of such shares of Restricted Stock to ensure compliance with the provisions of this Agreement. The Grantee hereby (i) acknowledges that the Unvested Shares may be held in book entry form on the books of the Company’s depository (or another institution specified by the Company), (ii) irrevocably authorizes the Company to take such actions as may be necessary or appropriate to effect a transfer or cancellation of the record ownership of such Unvested Shares that are forfeited, (iii) agrees to sign such powers and take such other actions as the Company may reasonably request to accomplish the forfeiture of any Unvested Shares that are forfeited under this Agreement, and (iv) authorizes the Company to cause such shares of Common Stock to be cancelled or transferred in the event they are forfeited pursuant to this Agreement.
Section 3. Restrictions
     3.1 In association with the other terms this Agreement or contained in the Plan, the shares of Restricted Stock shall be subject to the following restrictions:
a.	Neither (i) the shares of Restricted Stock or any interest in them, (ii) the right to vote such shares, (iii) the right to receive dividends on such shares, or (iv) any other rights under this Agreement may be sold, transferred, donated, exchanged, pledged, hypothecated, assigned or otherwise transferred, alienated or encumbered, by operation of law or otherwise, until (and then only to the extent of) such shares are delivered to the Grantee or, in the event of Grantee’s death, the Grantee’s testamentary transferee or transferees.

b.	The Grantee shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of such shares, including the right to vote such shares and to receive any cash dividends thereon. Additional shares of Company common stock resulting from adjustments under section 12 of the Plan with respect to shares of Restricted Stock subject to this Agreement shall be treated as additional shares of Restricted Stock subject to the same restrictions and other terms of this Agreement and the Grantee or, in the event of his or her death, his or her Designated Beneficiary or Beneficiaries or testamentary transferees, shall comply with the provisions of Sections 2.5 of this Agreement with respect to such additional shares. Cash dividends paid on Unvested Shares are taxable to the Grantee as compensation income, and not dividend income, and are deductible by the

Company or a Subsidiary Corporation for income tax purposes as compensation income.

c.	During the Grantee’s lifetime, shares of Restricted Stock shall only be delivered to him or her. Any such shares transferred in accordance with this Agreement shall continue to be subject to the terms and conditions of this Agreement. Any transfer permitted under this Agreement shall be promptly reported in writing to the Company’s Secretary.
     3.2 The amount of the shares of Restricted Stock that are delivered to Grantee will be based on Average ROIOC (as herein defined) over a three year period, beginning in January 2007 and ending in December 2009 (the “Target Period”) as set forth below. Subject to applicable securities laws and the terms of Section 4, shares of Restricted Stock shall be delivered to the Grantee, or in the event of the Grantee’s death, his or her testamentary transferee, as follows:
a.	If Average ROIOC for the Target Period is 35 percent or more, 100 percent of the shares of Restricted Stock shall be delivered.

b.	If Average ROIOC for the Target Period is 30 percent, 67 percent of the shares of Restricted Stock shall be delivered.

c.	If Average ROIOC for the Target Period is 25 percent, 33 percent of the shares of Restricted Stock shall be delivered.

d.	If Average ROIOC during the Target Period does not reach 25 percent, none of the shares of Restricted Stock shall be delivered, and the grant of such shares shall be forfeited and no longer exercisable.
     The parties agree and acknowledge that incremental amounts of the shares of Restricted Stock will be delivered for Average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent. For example, if Average ROIOC is 28 percent, 53% percent of the shares of Restricted Stock will be delivered.
     3.3 The following terms shall have the following meaning when used herein:
a.	“Average ROIOC” means the weighted average ROIOC for the three fiscal years of the Company ending December 31, 2007, 2008 and 2009.

b.	“ROIOC” for a fiscal year of the Company means Adjusted Operating EBITDA for such year divided by Invested Operating Capital for such year.

c.	“Invested Operating Capital” for a fiscal year of the Company is the sum of the following items from the consolidated year end balance sheet as shown on the Company’s audited financial statement for such year:

Accounts receivables, less allowances for doubtful accounts
Inventories
Net property, plant and equipment
Patents and trademarks included in intangibles
Other assets
Long term receivables
Less accounts payable

d.	“Adjusted Operating EBITDA” for a fiscal year of the Company is the sum of the following items from the consolidated year end statements of operations as shown on the Company’s audited financial statement for such year:

Net income (loss) from continuing operations
Interest expense
Net periodic postretirement benefits in excess of cash payments
Restructuring costs
LIFO
Minority interest
Severance accrual
Stock compensation expense
Provision for income tax
     3.4 The award percentages are based on projections for the Target Period which were made by the Company and are set forth in the 2007 Business Plan, a copy of which projections are attached hereto and incorporated herein as Exhibit A. Said projections are based on the continued operation of the Company and its Subsidiary Corporations in their current ordinary course during the Target Period. The parties agree and acknowledge that Invested Operating Capital and Adjusted Operating EBITDA may be recast by the Company to adjust for any unforeseen extraordinary circumstances that may occur during the Target Period, including, but not limited to, a change in accounting methods, the discontinued operations of a Subsidiary Corporation or a division, or the sale or acquisition of a business or brand.
     3.5 Notwithstanding anything in this Agreement to the contrary, all restrictions, except those under Section 5, on shares of Restricted Stock granted under this Agreement shall lapse on a change of control and certificate(s) or other evidence of ownership of such shares shall be delivered to the Grantee or, in the event of his or her death, to his or her Designated Beneficiary or Beneficiaries or testamentary transferees. “Change in control” means a change in the ownership or effective control of the Company or a change in a substantial portion of the assets of the Company within the meaning of Section 409A(2)(A)(v) of the Code. The Grantee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive Restricted Stock under this Agreement upon the Grantee’s death. If the Grantee does not complete the Beneficiary Designation form, or the Designated Beneficiary or Beneficiaries has or have predeceased the Grantee or cannot be located, the shares of Restricted Stock shall be transferred in accordance with the Grantee’s will or, if the Grantee has no will, in accordance with the applicable state laws or descent and distribution. Any person or entity acquiring Restricted Stock after the Grantee’s death shall be bound by all the terms and conditions of the Plan and this Agreement which would have applied to such shares if the Grantee had lived including, without limitation, the provisions of Section 5.
Section 4. Termination of Employment
     4.1 Except to the extent otherwise provided in Section 4.2 or 4.3, all shares of Restricted Stock, to the extent not previously forfeited or vested, shall be forfeited on the Grantee’s termination of employment with the Company or a Subsidiary Corporation.
     4.2 If the Grantee’s employment terminates with the Company or a Subsidiary Corporation other than by reason of death, dismissal for cause (as defined herein) or resignation from employment without the Company’s prior consent, shares of Restricted Stock shall be transferred to the Grantee at the time and in the manner as described in Section 3.3.
     4.3 If the Grantee dies while in the employ of the Company or a Subsidiary Corporation, or dies after his or her employment terminates but prior to the time the shares of Restricted Stock are to be transferred to him or her under Section 4.2, shares of Restricted Stock shall be transferred to his or her testamentary transferee at the time and in the manner described in Section 3.3. Any person or entity acquiring Restricted Stock after the Grantee’s death shall be bound by all the terms and conditions of the Plan and this Agreement which would have applied such shares had the Grantee lived including, without limitation, the provisions of Section 5.
     4.4 References herein to an individual’s employment shall include any and all periods during which such individual is considered an employee of the Company or a Subsidiary Corporation. The Grantee shall be deemed to have terminated employment when the Grantee completely ceases to be employed (within the meaning of the preceding sentence) by the Company and all of its Subsidiary Corporations. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment within the meaning of this Plan Agreement, and (b) the impact, if any, of any such leave of absence on the shares of Restricted Stock granted under this Agreement.
     4.5 The term “dismissal for cause” as used herein shall mean:
a.	an act or omission, by the Grantee that causes material harm to the Company or a Subsidiary Corporation of which the Grantee is notified in writing by the Company and the Grantee has not corrected within ten (10) days of such notification;

b.	any continued neglect of or a failure to perform duties by the Grantee of which the Grantee is notified in writing by the Company and the Grantee has not corrected within ten (10) days of such notification;

c.	the Grantee’s performing services for any other corporation or person which competes with the Company or a Subsidiary Corporation while he or she is employed by the Company or a Subsidiary Corporation and without the written approval of the chief executive officer of the Company; or

d.	any conviction of the Grantee or plea of guilty (or of nolo contendere) by the Grantee to a felonious crime;
provided, however, that if, at the time in question the Grantee is a party to an employment agreement with the Company or any of its Subsidiary Corporations which contains a definition of “cause” which is inconsistent with the provisions of this Section 4.5, the terms of such employment agreement shall define “dismissal for cause” for the purposes of this Agreement.

Section 5.	Securities Law Restrictions and Other Restrictions on Transfer of Shares of Restricted Stock Pursuant to this Agreement
a.	The Grantee represents that upon receipt of shares of Restricted Stock, such shares shall be for the Grantee’s own account and not on behalf of others. Federal and state securities laws govern and restrict the Grantee’s right to offer, sell or otherwise dispose of any such shares unless the shares are first registered under the Securities Act of 1933 (the “Securities Act”) and state securities laws (which the Company is not required to do), or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. The Grantee shall not offer, sell or otherwise dispose of any shares purchased pursuant to this Agreement in any manner unless they are first registered under the Securities Act and any applicable state securities laws except in a transaction which, in the opinion of counsel to the Company, is exempt from the registration requirements.

b.	Restrictive Legend. The certificates representing the shares of Common Stock granted pursuant to this Agreement shall bear the following legend, plus other legends the Company deems necessary or desirable in connection with securities laws or other rules, regulations or laws.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.
Section 6. Non-Assignability
     No right granted to the Grantee under the Plan or this Agreement, except as otherwise provided in this Agreement, shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the life of the Grantee, all rights granted to the Grantee under the Plan or under this Agreement shall inure only by the Grantee.
Section 7. Withholding Taxes
     Whenever under the Plan and this Agreement shares of Common Stock are to be delivered, the Company shall be entitled to require as a condition of delivery that the Grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto; provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation or other amounts otherwise due to the Grantee.
Section 8. Requirement of Notification on Section 83(b) Election
     If the Grantee shall, in connection with the receipt of Restricted Stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in his or her gross income in the year of transfer the amounts specified in section 83(b) of the Code), he or she shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.
Section 9. Adjustments Upon Changes in Capitalization
     In the event of any increase or decrease, after the date of this Agreement, in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company, the Committee shall proportionately adjust the number of shares of Restricted Stock and any and all other matters deemed appropriate by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
Section 10. Right of Discharged Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Grantee the right to continue in the employment, or service of the Company or any of its Subsidiary Corporations, or affect any right which the Company or any of its Subsidiary Corporations may have to terminate the employment or service of the Grantee. The parties agree and acknowledge that the Grantee is an at-will employee of the Company or Subsidiary Corporation. The Company and the Grantee retain the right to terminate such employment relationship at any time.
Section 11. Nature of Payments
     11.1 Any and all grants of shares of Restricted Stock hereunder shall be in consideration of services performed by the Grantee for the Company or for its Subsidiary Corporations.

     11.2 Any and all issuances of shares of Restricted Stock hereunder shall constitute a special incentive payment to the Grantee. Such issuances and/or income realized upon the grant of shares of Restricted Stock shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any 401(k), pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary Corporation or (b) any agreement between the Company or any Subsidiary Corporation, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.
Section 12. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Grantee and his or her transferees.
Section 13. Section Headings
     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 14. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company at Thermadyne Holdings Corporation, 16052 Swingley Ridge Court, Suite 300, Chesterfield, MO 63017, or at such other address as the Company may hereafter designate to the Grantee by notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 15. Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 4.3, the heirs and personal representatives of the Grantee.
Section 16. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary Corporations from making any award or payment to the Grantee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

Section 17. Governing Law and Venue
     This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in the state of Missouri.
Section 18. Severability
     If any term or provision of this Agreement, or the application of this Agreement to any person or circumstances, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
Section 19. Entire Agreement Modification
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Agreement and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Agreement. Any oral or written agreements, representations, warranties, written inducements or other communications with respect to the subject matter contained in this Agreement made before the signing of this Agreement shall be void and ineffective for all purposes.
Section 20. Authority to Receive Payments
     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, members of the Committee and the Board with respect thereto.
Section 21. Counterparts
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THERMADYNE HOLDINGS CORPORATION		GRANTEE

By:

	Patricia S. Williams	Grantee’s Name:
Date of Signature:

Grantee’s Address:

RESTRICTED STOCK AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
2004 STOCK INCENTIVE PLAN
BENEFICIARY DESIGNATION
To the Secretary of Thermadyne Holdings Corporation (“Company”)
I hereby designate the following person, persons or entity as primary and secondary Designated Beneficiaries of rights that shall be transferred under the Thermadyne Holdings Corporation 2004 Stock Incentive Plan (the “Plan”) and the Thermadyne Holdings Corporation 2004 Stock Incentive Plan Restricted Stock Agreement (“Agreement”) between the Company and me dated                                         , 20                     upon my death:
Primary Beneficiary [include address and relationship]:
Secondary Beneficiary [include address and relationship]:
I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES.
The Company shall cause all shares of Restricted Stock to be transferred by reason of my death pursuant to the Agreement to the Primary Beneficiary, if he, she or it survives me, and if no Primary Designated Beneficiary shall survive me, then to my secondary Designated Beneficiary. If no named Designated Beneficiary survives me, then all such shares shall be transferred in accordance with the terms of the Agreement.

Date of this Designation	Signature of Participant
NOTE: Unless provided otherwise in this Beneficiary Designation, the Company shall transfer all shares of Restricted Stock to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries.